EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-59771 on Form S-8 of Franklin Electric Co., Inc. of our report dated June 29, 2017 appearing in this Annual Report on Form 11-K of Franklin Electric Co., Inc. Retirement Program for the year ended December 31, 2016.

/s/ Crowe Horwath LLP
Fort Wayne, Indiana
June 29, 2017